UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2011

KIRIN INTERNATIONAL HOLDING, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-166343	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 1506
South Building of China Overseas Plaza
No. 8 Guanghua Dongli Road
Chaoyang District, Beijing, 100020
People’s Republic of China
(Address of principal executive offices) (Zip Code)

+86 10 6577 2050 (Registrant’s telephone number, including area code)

14001c Saint Germain Dr., Suite 390,
Centreville, VA 20121
(Former name or former address, if changed since last report)

––––––––––––––––
Copies to:
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Attention: Gregg E. Jaclin, Esq.
(732) 409-1212
––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On April 26, 2011, Yaojun Liu notified Kirin International Holding, Inc. (the “Company”) of his resignation from the Board of Directors (the “Board”). Mr. Liu served as a member of the Board of Directors since March 2011. Mr. Liu resigned for personal reasons, and not as the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.  Mr. Liu’s resignation was effective immediately.

(c) On April 27, 2011, the Company appointed Ms. Xin Zheng (Cindy) as its new Chief Financial Officer. Ms. Zheng, 32, will be responsible for directing all aspects of the Company’s financial management and reporting.

Ms. Zheng joined the Company in December 2009.  Since September 2010, she has been employed in the Company’s finance department where she has had oversight of the Company’s accounting and financing matters.  Prior to that, Ms. Zheng was employed as Marketing Director for both Xingtai Zhongding Jiye Real Estate Development Co., Ltd. and Hebei Zhongding Real Estate Development Co., Ltd, which through certain contractual arrangements, the Company controls.   As Marketing Director, Ms. Zheng’s responsibilities included oversight of the Company’s marketing efforts.  From May 2006 to December 2009, Ms. Zheng was employed in the Lighting Division of Philips, a Netherlands based fortune 500 company.  Philips has generated approximately $9 billion dollars in revenue in China, where she was responsible for budgeting and financial planning for the northern China operations of Philip’s lighting division.  From April 2004 to May 2006, Ms. Zheng was employed by Mercer Consulting in China where she engaged in management consulting and financial modeling for a variety of companies, including state and privately owned business.  Ms. Zheng graduated from University of Bradford in the United Kingdom in February 2004 with a Masters Degree in Finance Management.

Ms. Zheng will receive an annual salary of $55,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

KIRIN INTERNATIONAL HOLDING, INC.

Date: April 27, 2011	By:	/s/ Longlin Hu
Longlin Hu President and Chief Executive Officer